EXHIBIT 23.1


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Post-Effective Amendment No. 1 to Form S-4 on Form S-3 (File No. 333-52835) and Form S-3 (File No. 333-41203) and Form S-8 (File No. 333-80369) of our reports dated January 21, 2000, on our audits of the consolidated financial statements and financial statement schedule of Mission West Properties, Inc. as of December 31, 1999 and 1998, and for the years ended December 31, 1999 and 1998, November 30, 1997 and the one month period ended December 31, 1997, which are incorporated by reference in such registration statements. We also consent to the reference to us under the heading "Experts" in such registration statements.

PRICEWATERHOUSECOOPERS LLP



San Francisco, California
March 29, 2000